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                                                                    EXHIBIT 10.3


                  Unocal Revised Incentive Compensation Plan
                             Cash Deferral Program


     The Cash Deferral Program provides participants with an opportunity to save for the future in a tax efficient manner. Under the program, participants can defer that portion of their Incentive Compensation Plan (ICP) award that is not deferred into Restricted Stock (i.e., the cash portion). A participant must have elected to defer 50% of his or her ICP award into Restricted Stock in order to participate in this additional deferral opportunity.

     The cash portion deferred is not subject to income taxes until distributed. During the deferral period, the cash is credited with interest until distribution. The primary advantage of the program is that interest is earned on the entire deferred amount, not just the after-tax portion.

Eligibility
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     To elect a deferral you must be a participant in the Unocal Revised
Incentive Compensation Plan who has elected to defer 50% of your ICP award into Restricted Stock. The participant must be employed by Unocal on the date the applicable ICP award would otherwise be payable.

Deferral Election
-----------------

     The participant elects the period of deferral. The deferral can be for a specified period of years, up to a maximum of 20 years. Alternatively, a participant can choose to defer the award, including interest, until termination of employment.

     Once a deferral election is made, it cannot be changed by the participant. The Compensation Committee may elect to distribute a portion or all of a deferred balance in the case of an unexpected and serious financial need by a participant.
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     Because economic conditions, legal requirements or taxation rules are subject to change, the Company reserves the right to terminate the program and distribute participant balances prior to the date(s) elected or not to implement a deferral election.

Interest
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     The Company determines an interest rate or factor applicable to each calendar year. The initial interest factor for calendar year 1997 is the average yield on 10-year Treasury bonds for December 1996, plus 2%. The Company reserves the right to change the applicable interest rate. However, the interest factor described above will apply to each subsequent calendar year until changed by the Company.

Distribution Timing
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     Distribution will normally commence within 15 days of the elected deferral date. Interest on the deferred balances will accrue until the earlier of termination of employment or the elected distribution date.

     In the event of termination of employment, balances will be distributed in accordance with the elected distribution method. In the event of the participant's death, distribution will be made in a single sum to the designated beneficiary. In the event no beneficiary has been designated, payment shall be made to the spouse. The plan may make payment to the participant's estate in the event of a dispute or uncertainty as to the proper payee. Upon such payment, the Company and its officers, directors, employees, plans, and program shall be released of all further liability with respect to such balance(s).

Distribution Options
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     The participant shall elect whether to receive distribution in a single sum or in up to five annual installments. Interest shall continue to accrue on unpaid balances until the elected distribution date(s). An election to change or designate the distribution method must be received by the Company at least 12 months prior to the end of the deferral period. In the event no distribution option is properly elected, distribution shall be made in a single sum.

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Investment of Funds
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     Determination of the investment of funds shall be as decided by the
Company. The Company shall place the funds in a trust, the income of which is designed not to be currently taxable to participants. The Company reserves the right to make such investments as it deems appropriate, including, without limitation, life insurance contracts. Additionally, upon notice to participants the Company may make other arrangements to protect the funds if the accounting, financial or taxation rules make such modifications advisable, consistent with the objectives of the program.

Administration/General
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     The Company shall administer the program.  The deferral balances may not be pledged, anticipated, hypothecated or transferred by a participant. The Company may terminate or modify the program in whole or in part. However, no such change shall result in a forfeiture of a participant's accrued balances.

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